Exhibit 10.1

19th CAPITAL GROUP, LLC
MEMBERSHIP INTEREST REDEMPTION AGREEMENT

THIS MEMBERSHIP INTEREST REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of December, 2016, between Celadon Group, Inc., a Delaware corporation (“Seller”), and 19th Capital Group, LLC, a Delaware limited liability company (“19th Capital”).
WHEREAS, Seller owns a 33.33% Class A membership interest and a 23.75% Class B membership interest (collectively, the “Membership Interests”) in 19th Capital; and
WHEREAS, Seller desires to sell to 19th Capital, and 19th Capital desires to redeem and purchase from Seller, all of the Membership Interests, upon the terms and conditions hereinafter set forth, and such Membership Interests shall be deemed completely liquidated in connection therewith.
NOW, THEREFORE, in consideration of the premises, covenants, agreements, terms and conditions herein contained and for other good and valuable consideration, the receipt and legal sufficiency of all of which are hereby acknowledged, 19th Capital and Seller, intending to be legally bound, hereby agree as follows:
1.          Redemption and Sale of the Membership Interests.  At the Closing (as defined below), Seller shall sell, transfer and deliver to 19th Capital, and 19th Capital shall redeem and purchase from Seller, the Membership Interests, upon and subject to the terms and conditions of this Agreement.
2.          Purchase Price.  The aggregate purchase price (the “Purchase Price”) for the Membership Interests is Four Million Five Hundred Eighty-Seven Thousand Eight Hundred Sixty and 42/100 Dollars ($4,587,860.42), which shall be paid at Closing by 19th Capital to Seller by wire transfer of immediately available funds to an account designated by Seller.
3.          Contingency; Closing; Deliveries.
(a)          The closing of the transactions contemplated herein (the “Closing”) shall be contingent upon the execution of a joint venture or similar transaction (the “Joint Venture”) between Seller and/or its affiliates and Element Transportation LLC and/or its affiliates (“Element”).
(b)          Subject to the terms and conditions of this Agreement, the Closing shall take place on the date of the closing of the Joint Venture (the “Closing Date”), and the transactions hereunder will be deemed to occur simultaneously with the closing of the Joint Venture.  At the Closing, the parties shall deliver to each other, the documents, instruments and other items described below.  The Closing shall take place on the Closing Date through an exchange of consideration and documents using electronic mail or facsimile.
(c)          At Closing, 19th Capital shall deliver to Seller the following:

(i)            the Purchase Price in immediately available funds pursuant to Section 2 hereof;
(ii)           a counterpart to this Agreement, duly executed by 19th Capital;
(iii)          copies of all required consents, notices or approvals required to be obtained by 19th Capital in connection with the transactions contemplated hereby, including, without limitation, all consents, notices or approvals required to be obtained from 19th Capital’s lenders or other financing sources; and
(iv)          such other documents and instruments as Seller may reasonably deem necessary relating to transactions contemplated by this Agreement.
(d)          At Closing, Seller shall deliver to 19th Capital the following:
(i)           Assignments of Membership Interests in form and substance satisfactory to the parties, duly executed by Seller, and such other documents and instruments necessary to transfer the Membership Interests to 19th Capital from Seller;
(ii)          resignations of all Managers and Officers of 19th Capital which have been designated by Seller, duly executed by each such Manager and Officer;
(iii)         a counterpart to this Agreement, duly executed by Seller; and
(iv)         such other documents and instruments as 19th Capital may reasonably deem necessary relating to transactions contemplated by this Agreement.
4.          Representations and Warranties of Seller.  Seller hereby represents and warrants to 19th Capital as follows:
(a)          Seller is a corporation, which is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Seller has full power and authority to carry on its business as now conducted.
(b)          Seller has good title to the Membership Interests, free and clear of all liens, claims, and encumbrances, with full legal right and power to transfer and convey ownership of the Membership Interests to 19th Capital.
(c)          Seller has full power, authority and legal right to enter into this Agreement and to consummate the transactions provided for herein.  All actions on the part of Seller necessary to approve the transactions contemplated by this Agreement have been duly taken.  This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller in accordance with this Agreement will be, duly executed and delivered by Seller and constitute, or will constitute when delivered, the valid and binding agreement of Seller enforceable against Seller in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.
(d)          The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Seller do not and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other person under (i) any existing law, ordinance, or governmental rule or regulation to which Seller is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, or (iii) any instrument, document or agreement, oral or written, to which Seller is a party.
(e)          No broker or similar advisor acting on behalf or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Seller in connection with the transactions contemplated herein.
(f)          Seller is not relying on any statement, representation or warranty, oral or written, express or implied, made by 19th Capital, any of 19th Capital’s members/owners or any of their respective affiliates or representatives, except as expressly set forth in this Agreement. Except for the representations and warranties of Seller expressly set forth in this Section 4 and not in limitation hereof, neither Seller nor any of its officers, directors, members, managers, representatives or agents makes any express or implied representation or warranty on behalf of Seller, 19th Capital or otherwise, in each case in respect of Seller, 19th Capital or 19th Capital’s assets, liabilities, prospects or otherwise.  EXCEPT AS SET FORTH IN THIS SECTION 4, SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND THE ASSETS, LIABILITIES AND BUSINESS OF 19TH CAPITAL SHALL BE DEEMED TO BE “AS IS / WHERE IS” AS OF THE CLOSING, AND IN THEIR THEN PRESENT CONDITION.
5.          Representations and Warranties of 19th Capital.  19th Capital represents and warrants to Seller as follows:
(a)          19th Capital is a limited liability company, which is duly organized, validly existing and in good standing under the laws of the State of Delaware.  19th Capital has full power and authority to carry on its business as now conducted.
(b)          19th Capital has full power, authority and legal right to enter into this Agreement and to consummate the transactions provided for herein.  All actions on the part of 19th Capital necessary to approve the transactions contemplated by this Agreement have been duly taken.  This Agreement has been, and the other agreements, documents and instruments required to be delivered by 19th Capital in accordance with the provisions hereof will be, duly executed and delivered by 19th Capital and constitute, or will constitute when delivered, the valid and binding agreement of 19th Capital enforceable against 19th Capital in accordance with their terms.
(c)          The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by 19th Capital do not and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other person under (i) any existing law, ordinance, or governmental rule or regulation to which 19th Capital is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to 19th Capital, or (iii) any instrument, document or agreement, oral or written, to which 19th Capital is a party.
(d)          After giving effect to the transactions contemplated by this Agreement and by the Joint Venture (collectively, the “Transactions”), 19th Capital is not insolvent as defined in any applicable state or federal statute or law, nor will 19th Capital be rendered insolvent by the execution and delivery of this Agreement and completion of the Transactions.  After the completion of the Transactions, 19th Capital reasonably expects to (a) be able to pay its debts as they become due, (b) have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) own property having a value at both fair valuation and at fair salable value in the ordinary course of its business greater than the amount required to pay its debts as they become due.
(e)          No broker or similar advisor acting on behalf or under the authority of 19th Capital is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from 19th Capital in connection with the transactions contemplated herein.
(f)          19th Capital is not relying on any statement, representation or warranty, oral or written, express or implied, made by Seller, any of Seller’s members/owners or any of their respective affiliates or representatives, except as expressly set forth in this Agreement.  19th Capital acknowledges that neither Seller, any of Seller’s member/owners, nor any of their respective affiliates or representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving 19th Capital or its business.  19th Capital further agrees and acknowledges that 19th Capital and its business, assets, liabilities and prospects are “As-Is / Where-Is” without representation, warranty, liability or obligation to or by Seller.
6.          Acknowledgments.  19th Capital and Seller acknowledge and agree that the consideration for the Membership Interests reflects the parties’ arms-length agreement after full access to and disclosure of 19th Capital’s business and financial records and future prospects. Each of 19th Capital and Seller acknowledge that it has had the opportunity to consult legal counsel concerning this Agreement, that it has read and understands this Agreement, that it is fully aware of the legal effect of this Agreement, and that it has entered into this Agreement freely based on its own judgment.
7.          Seller Release and Indemnity.

(a)          Seller, on behalf of itself and each of its members, shareholders, directors, officers, managers, agents, employees and representatives, and any of its or their successors, assigns and affiliates (other than 19th Capital) (collectively, the “Seller Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases and discharges 19th Capital, and each of its current and future members, shareholders, directors, officers, managers, agents, employees and representatives, and any of its or their successors, assigns and affiliates (including Element, Element Fleet Management Corp. and ECN Capital Corp. and their respective members, shareholders, directors, officers, managers, agents, employees and representatives, and any of its or their successors, assigns and affiliates) (collectively, the “19th Capital Released Parties”) from all any and all claims, counterclaims, actions, causes of action, suits, defenses, debts, obligations, promises, expenses, liabilities, setoffs, accounts, covenants, contracts, agreements, costs, judgments and demands whatsoever, whether at law, in equity, contract, tort or otherwise (whether fixed or contingent, known or unknown, liquidated or unliquidated) (collectively, a “Claim”), which any of the Seller Releasing Parties now has, or may hereafter have, against any of the 19th Capital Released Parties, arising out of or relating to events, actions, omissions, facts or circumstances occurring, arising or existing at or prior to Closing; provided, however, that foregoing release shall not affect the rights and remedies of the Seller Releasing Parties (i) under the organizational documents of 19th Capital (Limited Liability Company Agreement, Certificate of Formation, etc.), the insurance policies of 19th Capital (D&O and EPL policies, etc.) that are in place as of the date hereof or other applicable statutory or contractual indemnification rights, and/or (ii) under this Agreement, and such rights and remedies shall continue in effect.  Each of the Seller Releasing Parties shall refrain from, directly or directly, asserting any claim or demand or commencing, instituting or causing to be commenced, any action of any kind against the 19th Capital Released Parties based upon any matter released pursuant to this Section 7.
(b)          Seller hereby agrees to indemnify, defend and hold harmless each of the 19th Released Parties from and against any Claims, damages, losses, liabilities, obligations, costs and expenses of any kind or nature (including any attorneys’, consultants’, and other professional fees, and disbursements of every kind or nature (collectively,  “Claims and Damages”), incurred by any of the 19th Capital Released Parties, which are incurred or suffered by any of the 19th Capital Released Parties arising from or related to any breach of Seller’s representations and warranties set forth in Section 4 of this Agreement.
8.          19th Capital Release and Indemnity.
(a)          19th Capital, on behalf of itself and each of its members, shareholders, directors, officers, managers, agents, employees and representatives, and any of its or their successors, assigns and affiliates, in each case, other than any Seller Released Party (as defined below) (collectively, the “19th Capital Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases and discharges Seller, and each of its members, shareholders, directors, officers, managers, agents, employees and representatives, and any of its or their successors, assigns and affiliates (other than 19th Capital) (collectively, the “Seller Released Parties”) from all any and all Claims, which any of the 19th Capital Releasing Parties now has, or may hereafter have, against any of the Seller Released Parties, arising out of or relating to events, actions, omissions, facts or circumstances occurring, arising or existing at or prior to Closing, including without limitation, any Claim arising from or related to the business, ownership, assets, liabilities or operations of 19th Capital prior to the date hereof; provided, however, that the foregoing release shall not affect the rights and remedies of the 19th Capital Releasing Parties under 7(b) of this Agreement.
(b)          19th Capital hereby agrees to indemnify, defend and hold harmless each of the Seller Released Parties from and against any Claims and Damages, which are incurred or suffered by any of the Seller Released Parties arising from or related to any breach of 19th Capital’s representations and warranties set forth in Section 5 of this Agreement.
9.          Tax Matters; Etc.
(a)          The parties agree that, for purposes of Section 736 of the Internal Revenue Code of 1986, as amended, (the “Code”) the Purchase Price and all other amounts paid or considered paid to Seller (including all deemed distributions pursuant to Section 752(b) of the Code, if any) shall be treated as distributions made in exchange for the interest of the Seller in the property of 19th Capital pursuant to Section 736(b) of the Code and the corresponding provisions of any applicable state or local tax laws. The parties further agree that, for the purpose of Section 751 of the Code, the Purchase Price will be characterized based upon the assets of 19th Capital in proportion to their respective fair market values in accordance with the provisions of the Code as agreed upon by the parties and the parties agree to report in a manner consistent with such characterization, unless otherwise required by law.
(b)          19th Capital’s taxable year shall close with respect to Seller’s interest as contemplated by Sections 1.706-1(c)(2)(i) of the Treasury Regulations promulgated pursuant to the Code.  Seller’s distributive share of 19th Capital’s taxable income or loss for the taxable year of the Closing shall be determined on the basis of an interim closing of the books of 19th Capital as of the close of business on the Closing Date, and shall not be based upon a proration of the taxable income or loss for 19th Capital for the entire taxable year.  A Schedule K-1 to Form 1065 for Seller based upon the allocation of the Seller’s distributive share set forth above shall be prepared as soon as practicable after the close of the taxable year (but no later than 60 days after the close of the taxable year) and delivered to Seller for purposes of facilitating the timely filing of any federal, state and local tax returns of Seller.
(c)          19th Capital’s tax return for the taxable year ending on the Closing Date and Seller’s Schedule K-1 to Form 1065 for such period shall be prepared by 19th Capital in good faith and consistent with 19th Capital’s past practices (except as otherwise required by law).
(d)          Notwithstanding anything herein to the contrary, Seller shall be entitled to a distribution in an amount equal to Seller’s distributive share of any income for the taxable year of the Closing as determined under Section 9(b) to be paid as soon as practicable after the close of the taxable year (but no later than 60 days after the close of the taxable year) which shall be treated as an addition to the Purchase Price set forth hereunder, except as otherwise required by law.
(e)          Each of the parties hereto shall cooperate, to the extent reasonably requested by the other parties, in connection with (i) the preparation and filing of tax returns (including by providing tax work papers, schedules, analysis and any other tax-related documents), and (ii) any audit, litigation or other proceeding with respect to taxes, in each case with respect to any tax matters involving periods prior to Closing.  Such cooperation shall include reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that is or otherwise would be imposed absent such certificate or document (including with respect to the transactions contemplated hereby); provided that the costs and expenses of obtaining such certificate or other documentation shall be borne by the party requesting such certificate or other documentation.  Following Closing and except as required by law, neither 19th Capital nor any of its affiliates shall compromise or settle any material tax claim, or consent or agree to any material tax liability, or modify, amend or restate any income or other material tax returns related to 19th Capital with respect to any taxable period ending on or before the Closing Date or relating to taxes for any partial period ending or before the Closing Date, in each case without the prior written consent of Seller (such consent not to be unreasonably withheld or delayed).
10.          Further Actions.  Each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  Following the Closing, the parties shall each deliver or cause to be delivered at such times and places as shall be reasonably requested such additional instruments as the other party may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.
11.          Assignment; Binding Effect.  No party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of Seller and 19th Capital.
12.          Notices.  Any written notice to be given hereunder shall be given in writing and shall be deemed given: (a) when received if given in person, (b) on the date of transmission (upon confirmation of receipt) if sent by electronic mail, (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, and (d) if sent by an nationally recognized overnight delivery service, the day following the date given to such overnight delivery service (specified for overnight delivery).  All notices shall be addressed as follows (or at such other address for a party as shall be specified by like notice):
If to Seller:	Celadon Group, Inc. 9503 E. 33rd Street Indianapolis, IN 46235 Attention: Paul A. Will Email: pwill@celadontrucking.com
If to 19th Capital:	19th Capital Group, LLC 9702 East 30th Street Indianapolis, IN 46229 Attention: Harry Dugan, President Email: hdugan@19thcapital.com

13.          Applicable Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws principles.
14.          Entire Agreement; Amendment. This Agreement represents the entire agreement between the parties covering everything agreed upon or understood in this transaction and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties, except as may otherwise be provided herein.  This Agreement may be modified or amended only by a written instrument executed by all parties hereto.
15.          Fees and Expenses.  Each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder.
16.          Counterparts; Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement, and it shall not be necessary in making proof of this Agreement or the terms of this Agree-ment to produce or account for more than one of such counterparts.  This Agreement may be signed and transmitted by facsimile machine or electronic mail and such faxed or electronically transmitted document and/or signature page shall be treated as an original document.
17.          Severability.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made unenforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.
18.          Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
19.          Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
20.          Waiver of Jury Trial.  NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES.  NO PARTY WILL SEEK TO CONSOLIDATE

ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.  THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.  NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Membership Interest Redemption Agreement has been duly executed by each of the parties hereto as of the date first above written.

SELLER:

CELADON GROUP, INC.

By:	/s/ Paul Will
Name: Paul Will
Title: CEO

19th CAPITAL:

19th CAPITAL GROUP, LLC

By:	/s/ Harry Dugan
Name: Harry Dugan
Title: President

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